EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date: July 23, 2012

Contacts: Ken Taylor, EVP/CFO, or Kevin McPhaill, EVP/Chief Banking Officer

Phone: (559) 782-4900 or (888) 454-BANK

Website Address: www.sierrabancorp.com

SIERRA BANCORP REPORTS SECOND QUARTER EARNINGS

Porterville, CA – July 23, 2012 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter and the six-month period ended June 30, 2012. Sierra Bancorp recognized net income of $2.573 million for the quarter, an improvement of $389,000, or 18%, relative to net income in the second quarter of 2011 and the highest quarterly net income for the Company since the fourth quarter of 2009. The increase is primarily the result of lower non-interest expense and higher non-interest income, partially offset by a drop in net interest income and a slightly higher provision for loan and lease losses. The Company had an annualized return on average equity of 6.02% and a return on average assets of 0.76% for the second quarter of 2012. For the first six months of 2012 the Company recognized net income of $4.452 million, with an annualized return on average equity of 5.23% and return on average assets of 0.66%.

Loan growth pushed total assets to $1.4 billion at June 30, 2012, and notable balance sheet changes in the first six months of 2012 include the following: Gross loan balances increased by $60 million, or 8%, due mainly to growth in balances outstanding on mortgage warehouse lines that was partially offset by a decline of $19 million, or 35%, in nonperforming loans; investment securities and fed funds sold increased by $16 million, or 4%; cash and due from banks declined by $14 million, or 22%; core non-maturity deposits grew $58 million, or 8%; customer time deposits show an increase of $5 million, or 2%; and junior subordinated debentures remained the same, but other non-deposit borrowings were reduced by $3 million, or 7%. The Company’s allowance for loan and lease losses was 1.70% of total loans at June 30, 2012, a drop from the 2.28% ratio at the end of 2011 due to a lower allowance combined with significant growth in total loans.

“The second quarter was a period where prior planning and hard work paid off, and while not necessarily predictive of the future it has provided us with a greater degree of optimism that our efforts will continue to bear fruit going forward,” stated James C. Holly, President and CEO. “We were pleased with the increase in net income relative to the prior year, but it includes the impact of some non-recurring events and unpredictable fluctuations in certain income statement items. More significant was our progress toward growing loan balances and reducing nonperforming assets, which have been our focus for some time now, and continued strong growth in core deposits,” added Holly. “As a note of caution, our loan growth this year has occurred primarily in a component of commercial loans known as mortgage warehouse lines, and our ability to maintain or grow those balances is highly dependent on refinancing activity. While those loans could thus be subject to significant fluctuation, their volatility could be moderated to some extent by the growth we’re seeing in other commercial loans and agricultural production loans,” he noted further. “Moreover, as mentioned last quarter, we might continue to experience a relatively high provision for loan losses and elevated charge-off levels as we work toward resolving our remaining problem assets,” Holly concluded.

Sierra Bancorp Financial Results

July 23, 2012

Financial Highlights

Net interest income fell by $949,000, or 7%, for the second quarter of 2012 relative to the second quarter of 2011, and dropped by $1.437 million, or 5%, for the first half of 2012 relative to the first half of 2011. The decline in the second quarter is the result of a 39 basis point drop in the Company’s net interest margin, partially offset by a $22 million increase in average interest-earning assets. For the comparative year-to-date periods, the reduced level of net interest income is due to a 37 basis point net interest margin decline partially offset by a $28 million increase in average interest-earning assets. Average loan balances actually declined in 2012 relative to 2011 since most of the recent growth in loans has not yet had a significant impact on average balances, so the increase in average interest-earning assets was due to growth in lower-yielding investment securities. Management expects slight improvement in the Company’s net interest margin as recent loan growth begins to have a greater impact on average interest-earning assets. Negative factors impacting the Company’s net interest margin thus far in 2012 include the noted shift from average loan balances into lower-yielding investment balances, and lower loan yields resulting from increased competition for quality loans. However, those negatives were partially offset by a reduced reliance on interest-bearing liabilities resulting from increases in the average balances of non-interest bearing demand deposits and equity, a shift in average interest-bearing deposit balances from higher-cost time deposits into lower-cost non-maturity deposits, and a drop in certain deposit rates due to a general lack of competitive pressures. Also impacting the variances in the Company’s net interest margin were interest reversals on loans placed on non-accrual, and interest recoveries resulting from the favorable resolution of loans that were removed from non-accrual status. Interest reversals and recoveries netted to an immaterial amount in the second quarter of 2012, whereas the Company had net interest recoveries of $97,000 in the second quarter of 2011. For the first six months, the Company had net interest recoveries of $144,000 in 2012 relative to net interest recoveries of $71,000 in 2011.

The Company’s loan loss provision was increased by $160,000, or 5%, in the second quarter of 2012 relative to the second quarter of 2011, but was reduced by $690,000, or over 10%, for the first six months of 2012 relative to the first six months of 2011. During 2012, the provision has been utilized primarily to provide specific reserves for certain impaired loans.

Total non-interest income was up by $807,000, or 23%, for the comparative quarters, and by $1.276 million, or 18%, for the comparative year-to-date periods. Deposit service charge income had a negligible impact on those variances, since fees that were instituted in the fourth quarter of 2011 for higher risk deposit accounts were offset by lower returned item and overdraft charges. There was a small increase in loan sale and servicing income in 2012 resulting from an increase in mortgage loans originated and subsequently sold, and investment gains increased by $71,000 for the year-to-date comparison due to the first quarter 2012 “clean-up” sale of a large number of odd-lot mortgage-backed securities totaling $3.1 million in book value.

The largest impact on non-interest income came in the “other non-interest income” category, which increased by $801,000, or 79%, for the second quarter of 2012 relative to the second quarter of 2011, and by $1.162 million, or 51%, for the comparative year-to-date periods. The following constitute the most significant changes in that category: Costs associated with low-income housing tax credit investments, which are accounted for as a reduction in income, were $388,000 lower in the second quarter and $481,000 lower for the first half due mainly to accrual adjustments made during the second quarter of 2012 (similar adjustments were made in the third quarter of 2011, thus the year-to-date difference should be much lower next quarter); debit card interchange income increased by $71,000 for the quarter and $138,000 for the first half in 2012; we had a net gain of $103,000 on the sale of OREO in the second quarter of 2012 relative to a net loss of $313,000 in the second quarter of 2011, and a net loss of $23,000 on the sale of OREO for the first six months of 2012 relative to a net loss of $296,000 for the first six months of 2011; and, income on bank-owned life insurance (BOLI) was $105,000 lower for the quarterly comparison but $102,000 higher for the year-to-date comparison. The fluctuation in BOLI income was due mainly to a loss on BOLI associated with deferred compensation plans totaling $115,000 in the second quarter of 2012 relative to a gain of $9,000 in the second quarter of 2011, and a net gain on deferred compensation BOLI totaling $195,000 for the first six months of 2012 relative to a net gain of only $132,000 for the first six months of 2011.

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Sierra Bancorp Financial Results

July 23, 2012

Total non-interest expense declined by $914,000, or 8%, in the second quarter of 2012 relative to the second quarter of 2011, and dropped by $633,000, or 3%, for the comparative year-to-date periods. The largest component of non-interest expense, salaries and benefits, declined by $290,000, or 6%, for the comparative quarters, and fell by $335,000, or 3%, for the first half of 2012 in comparison to the first half of 2011. The primary variances in salaries and benefits include an increase in the level of salaries that are directly related to successful loan originations and are thus deferred and amortized over the life of the related loans, and a drop in deferred compensation expense (related to the reduction in BOLI income discussed above). Occupancy expense reflects a decline of $62,000, or 4%, for the second quarter of 2012, and a drop of $148,000, or 5%, for the first half of 2012, due in part to lower costs resulting from the purchase of our headquarters office building in the fourth quarter of 2011.

Other non-interest expenses declined by $562,000, or 12%, for the quarterly comparison but fell by only $150,000, or 2%, for the comparative year-to-date periods, with the drop for the quarter due in large part to lower OREO costs. For the quarter over quarter comparison, OREO write-downs were $303,000 lower and OREO operating expense reflects a decline of $102,000. For the year-to-date comparison, OREO operating expense declined $68,000 but OREO write-downs were $90,000 higher. Deferred compensation accruals for the Company’s directors also declined by $151,000 for the second quarter and by $35,000 for the first half of 2012. Furthermore, our FDIC assessment accrual was lower in 2012 due to the FDIC’s implementation of a new rate structure during 2011 and the Company’s reduced risk profile, and legal costs associated with collections also declined. Various other non-interest expenses increased for the comparative year-to-date periods, due in part to $181,000 in non-recurring vendor credits for prior-year overcharges which were received in the first quarter of 2011.

The Company’s provision for income taxes was 15% of pre-tax income in the second quarter of 2012 and 10% in the second quarter of 2011, and the provision was 8% of pre-tax income for the first half of 2012 relative to a small tax benefit for the first half of 2011. The higher tax provisioning rate for 2012 is primarily the result of an increase in taxable income relative to the Company’s available tax credits, and the quarterly comparison was further impacted by a drop in tax-exempt income. Tax credits include those related to investments in low-income housing tax credit funds, as well as hiring tax credits.

Balance sheet changes during the six months ended June 30, 2012 include an increase in total assets of $64 million, or 5%, due to primarily to growth in loans. The $60 million in loan growth generated during the half was funded in large part by growth in core non-maturity deposits, which were up $58 million for the first six months of 2012. Growth of $16 million in investment securities was largely offset by a $14 million decline in cash and balances due from banks.

As noted, gross loan and lease balances increased by $60 million, or 8%, during the first six months of 2012. Commercial loans grew by $85 million, or 80%, and agricultural production loans increased by $2 million, or 13%. Mortgage warehouse lines produced $81 million of the growth in commercial loans, with net growth of about $4 million in other commercial loan categories. Real estate secured balances declined by $23 million during the first six months of 2012, although about $16 million of the decrease was in nonperforming real estate loans. Consumer loans were down $4 million. Total nonperforming loans fell by over $19 million, or 35%, during the first half of 2012, and foreclosed assets dropped by close to $1 million, or 6%. With the decline in nonperforming assets and increase in loan balances, the Company’s ratio of nonperforming assets to loans plus foreclosed assets fell to 6.15% at June 30, 2012 from 9.25% at December 31, 2011. All of the Company’s impaired loans and other assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $36 million in loans classified as restructured troubled debt (TDR’s) that were included with performing loans as of June 30, 2012.

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Sierra Bancorp Financial Results

July 23, 2012

The Company’s allowance for loan and lease losses was $13.9 million as of June 30, 2012, a decline of over $3 million, or 20%, relative to year-end 2011 due to a relatively high level of loan charge-offs during the intervening period. Net loans charged off against the allowance totaled $6.705 million in the second quarter of 2012, an increase of 79% in comparison to net charge-offs of $3.753 million in the second quarter of 2011, while net charge-offs were $9.330 million in the first half of 2012 relative to net charge-offs of $7.027 million in the first half of 2011. Loan charge-offs have remained at relatively high levels in 2012 due in large part to the write-down of certain impaired collateral-dependent loan balances against previously established specific reserves. Because of the decline in the overall allowance and the increase in total loans, the allowance fell to 1.70% of total loans at June 30, 2012 from 2.28% at December 31, 2011. Management’s detailed analysis indicates that the change in the allowance for loan and lease losses in the first half of 2012 is consistent with trends in classified assets, and that Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of June 30, 2012. However, no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Total deposits increased by $63 million, or 6%, during the first half of 2012. Non-maturity deposits were up $58 million, or 8%, due in part to aggressive deposit acquisition programs and an intensified focus on business relationships, and included in that increase were increases of $27 million, or 9%, in non-interest bearing demand deposits, $15 million, or 6%, in interest-bearing transaction accounts, and $16 million, or 17%, in savings deposits. Customer time deposits increased by $5 million, or 2%. Other interest-bearing liabilities fell by $3 million, or 7%, due to the maturity of $10 million in term FHLB advances, partially offset by an increase in overnight borrowings from the Federal Home Loan Bank.

Total capital increased by close to $4 million, or 2%, during the first half of 2012, to $173 million at June 30, 2012. However, risk-based capital ratios declined somewhat as capital was leveraged for organic loan growth.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 35th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, an agricultural credit center, and an SBA center.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

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Sierra Bancorp Financial Results

July 23, 2012

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			6-Month Period Ended:
(in $000's, unaudited)	6/30/2012	6/30/2011	% Change	6/30/2012	6/30/2011	% Change
Interest Income	$13,612	$14,949	-8.9%	$27,321	$29,371	-7.0%
Interest Expense	1,064	1,452	-26.7%	2,285	2,898	-21.2%
Net Interest Income	12,548	13,497	-7.0%	25,036	26,473	-5.4%

Provision for Loan & Lease Losses	3,160	3,000	5.3%	5,910	6,600	-10.5%
Net Int after Provision	9,388	10,497	-10.6%	19,126	19,873	-3.8%

Service Charges	2,417	2,446	-1.2%	4,704	4,701	0.1%
Loan Sale & Servicing Income	44	11	300.0%	99	60	65.0%
Other Non-Interest Income	1,818	1,016	78.9%	3,451	2,288	50.8%
Gain (Loss) on Investments	1	—	100.0%	71	—	100.0%
Total Non-Interest Income	4,280	3,473	23.2%	8,325	7,049	18.1%

Salaries & Benefits	4,911	5,201	-5.6%	10,576	10,911	-3.1%
Occupancy Expense	1,563	1,625	-3.8%	3,052	3,200	-4.6%
Other Non-Interest Expenses	4,167	4,729	-11.9%	8,996	9,146	-1.6%
Total Non-Interest Expense	10,641	11,555	-7.9%	22,624	23,257	-2.7%

Income Before Taxes	3,027	2,415	25.3%	4,827	3,665	31.7%
Provision for Income Taxes	454	231	96.5%	375	(48)	-881.3%
Net Income	$2,573	$2,184	17.8%	$4,452	$3,713	19.9%

Tax Data
Tax-Exempt Muni Income	$685	$721	-5.0%	$1,352	$1,437	-5.9%
Tax-Exempt BOLI Income	$157	$262	-40.1%	$742	$640	15.9%
Interest Income - Fully Tax Equiv	$13,965	$15,320	-8.8%	$28,017	$30,111	-7.0%

Net Charge-Offs (Recoveries)	$6,705	$3,753	78.7%	$9,330	$7,027	32.8%

PER SHARE DATA	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2012	6/30/2011	% Change	6/30/2012	6/30/2011	% Change
Basic Earnings per Share	$0.18	$0.16	12.5%	$0.32	$0.27	18.5%
Diluted Earnings per Share	$0.18	$0.16	12.5%	$0.32	$0.26	23.1%
Common Dividends	$0.06	$0.06	0.0%	$0.12	$0.12	0.0%

Wtd. Avg. Shares Outstanding	14,103,209	14,012,574		14,102,544	13,997,264
Wtd. Avg. Diluted Shares	14,107,640	14,084,997		14,107,416	14,072,974

Book Value per Basic Share (EOP)	$12.23	$11.78	3.8%	$12.23	$11.78	3.8%
Tangible Book Value per Share (EOP)	$11.84	$11.38	4.0%	$11.84	$11.38	4.0%

Common Shares Outstanding (EOP)	14,103,209	14,046,666		14,103,209	14,046,666

KEY FINANCIAL RATIOS	3-Month Period Ended:		6-Month Period Ended:
(unaudited)	6/30/2012	6/30/2011	6/30/2012	6/30/2011
Return on Average Equity	6.02%	5.36%	5.23%	4.62%
Return on Average Assets	0.76%	0.65%	0.66%	0.57%
Net Interest Margin (Tax-Equiv.)	4.25%	4.64%	4.30%	4.67%
Efficiency Ratio (Tax-Equiv.)	62.01%	65.03%	65.82%	66.56%
Net C/O's to Avg Loans (not annualized)	0.88%	0.48%	1.23%	0.90%

AVERAGE BALANCES	3-Month Period Ended:			6-Month Period Ended:
(in $000's, unaudited)	6/30/2012	6/30/2011	% Change	6/30/2012	6/30/2011	% Change
Average Assets	$1,369,655	$1,339,509	2.3%	$1,350,870	$1,316,470	2.6%
Average Interest-Earning Assets	$1,220,290	$1,198,609	1.8%	$1,202,934	$1,174,846	2.4%
Avg Loans & Leases (net of def fees)	$763,471	$774,008	-1.4%	$755,900	$779,824	-3.1%
Average Deposits	$1,130,096	$1,113,009	1.5%	$1,111,991	$1,089,558	2.1%
Average Equity	$171,787	$163,375	5.1%	$171,046	$162,097	5.5%

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Sierra Bancorp Financial Results

July 23, 2012

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	6/30/2012	12/31/2011	6/30/2011	Annual Chg
ASSETS
Cash and Due from Banks	$48,926	$63,036	$68,367	-28.4%
Securities and Fed Funds Sold	422,196	406,471	402,736	4.8%
Loans Held for Sale	250	1,354	—

Agricultural Loans	19,232	17,078	15,476	24.3%
Comm'l & Industrial Loans & Leases	191,410	106,151	100,608	90.3%
Real Estate Loans	554,492	577,232	596,010	-7.0%
SBA Loans	20,667	21,006	19,418	6.4%
Consumer Loans	31,799	36,124	41,039	-22.5%
Gross Loans & Leases	817,600	757,591	772,551	5.8%
Deferred Loan Fees	887	621	229	287.3%
Loans & Leases Net of Deferred Fees	818,487	758,212	772,780	5.9%
Allowance for Loan & Lease Losses	(13,863)	(17,283)	(20,711)	-33.1%
Net Loans & Leases	804,624	740,929	752,069	7.0%

Bank Premises & Equipment	22,090	20,721	20,033	10.3%
Other Assets	101,606	102,894	102,694	-1.1%
Total Assets	$1,399,692	$1,335,405	$1,345,899	4.0%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$327,223	$300,045	$273,684	19.6%
Int-Bearing Transaction Accounts	270,441	255,932	178,768	51.3%
Savings Deposits	106,956	91,376	85,400	25.2%
Money Market Deposits	76,981	76,396	162,102	-52.5%
Customer Time Deposits	352,933	347,519	401,212	-12.0%
Wholesale Brokered Deposits	15,000	15,000	15,000	0.0%
Total Deposits	1,149,534	1,086,268	1,116,166	3.0%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	32,530	35,157	18,980	71.4%
Total Deposits & Int.-Bearing Liab.	1,212,992	1,152,353	1,166,074	4.0%

Other Liabilities	14,163	14,488	14,413	-1.7%
Total Capital	172,537	168,564	165,412	4.3%
Total Liabilities & Capital	$1,399,692	$1,335,405	$1,345,899	4.0%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	6/30/2012	12/31/2011	6/30/2011	Annual Chg
Non-Accruing Loans	$36,715	$56,110	$47,179	-22.2%
Foreclosed Assets	14,423	15,364	18,231	-20.9%
Total Non-Performing Assets	$51,138	$71,474	$65,410	-21.8%

Performing TDR's (not incl. in NPA's)	$35,998	$36,058	$14,328	151.2%

Non-Perf Loans to Total Loans	4.49%	7.41%	6.11%
NPA's to Loans plus Foreclosed Assets	6.15%	9.25%	8.27%
Allowance for Ln Losses to Loans	1.70%	2.28%	2.68%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	6/30/2012	12/31/2011	6/30/2011
Shareholders Equity / Total Assets	12.3%	12.6%	12.3%
Loans / Deposits	71.1%	69.7%	69.2%
Non-Int. Bearing Dep. / Total Dep.	28.5%	27.6%	24.5%

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